                                                                    EXHIBIT 4.18

                     AMENDED CERTIFICATE OF DESIGNATIONS OF
                      SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                          SKYLYNX COMMUNICATIONS, INC.

   (Pursuant to Section 151(g) of the General Corporation Law of the State of
                                   Delaware)

     SkyLynx Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 151(g) thereof:

     HEREBY CERTIFIES THAT:

     First: Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company (the "Certificate"), the Board of Directors on December 29, 1999 adopted a resolution creating a new series of 15,000 shares of preferred stock of the Company (the "Preferred Stock") designated as "Series F Convertible Preferred Stock:"

     Second:  No shares of Preferred Stock have been issued.

     Third: Pursuant to the authority conferred upon the Board of Directors by the Certificate, the Board of Directors on January 28, 2000 adopted the following resolution increasing the number of shares Preferred Stock to 20,000 shares and amending the rights, preferences and restrictions of the Preferred Stock in the manner set forth therein:

     RESOLVED, that pursuant to the authority granted to the Board of Directors by Article IV of the Certificate, the Certificate of Designations of Series F Convertible Preferred Stock of the Company (the "Preferred Stock") be, and it hereby is, amended to increase the number of authorized shares of Preferred Stock to 20,000, which series of Preferred Stock shall rank on par with the existing series of preferred stock and shall have, in addition to the terms set forth in the Certificate, the rights, preferences and restrictions set forth in the Certificate of Amendment to Certificate of Designations of Series F Convertible Preferred Stock (the "Certificate of Designations"):

          Rights, Preferences and Restrictions of Series F Preferred Stock.
          ----------------------------------------------------------------

               1.  Designation and Rank.  The designation of such series of the
                   --------------------
Preferred Stock shall be the Series F Convertible Preferred Stock, par value $.01 per share (the "Series F Preferred Stock"). The maximum number of shares of Series F Preferred Stock shall be twenty thousand (20,000) shares. The Series F Preferred Stock shall have a liquidation preference of $1,000 per share. The Series F Preferred Stock shall rank (i) prior to the common stock, par value $.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by its terms does not rank senior to the Series F Preferred Stock ("Junior Stock") and (ii) on parity with the Series A, Series C and Series D Preferred Stock of the Company and any other class and series of equity securities which by its terms shall rank on parity with the Series F Preferred Stock. The Series F Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

               2.  Dividends.  No dividends shall be payable on the Series F
                   ---------
Preferred Stock in preference to the Common Stock or to any other classes or series of stock issued by the Company.

               3.  Voting Rights.
                   -------------

                    (a) Class Voting Rights.  The Series F Preferred Stock
                        -------------------
shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) herein). So long as any shares of the Series F Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least three-quarters of the shares of the Series F Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series F Preferred Stock vote separately as class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Common Stock or Preferred Stock, ranking prior to the Series F Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series F Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock; provided, however, that any creation and issuance of
                          --------  -------
another series of parity or Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of the Company's Junior Stock; (iv) amend the Certificate or Bylaws of the Company so as to adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock; provided,
                                                                       --------
however, that any creation and issuance of another series of parity or Junior
-------
Stock shall not be deemed to adversely affect such rights, preferences privileges or voting powers; (v) effect any distribution with respect to Junior Stock; or (vi) reclassify the Company's outstanding securities.

                    (b) General Voting Rights.  Except with respect to
                        ---------------------
transactions upon which the Series F Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Delaware law, the Series F Preferred Stock shall be entitled to vote with the holders of shares of Common Stock as a single class on all matters presented for a vote to the shareholders of the Company. The number of votes per share of Series F Preferred Stock which can be cast shall be adjusted at such time or times as the Conversion Price is adjusted so that the number of votes per share of Series F Preferred Stock which may be cast shall always be equal to the full number of shares of Common Stock into which each share of Series F Preferred Stock may be converted when voting with the holders of Common Stock as a single class.

               4.  Liquidation Preference.
                   ----------------------

                    (a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series F Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $1,000 per share of the Series F Preferred Stock plus any accrued and unpaid dividends (the "Liquidation Preference Amount") before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series F Preferred Stock and any series of Preferred Stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series F Preferred Stock, then all of said assets will be distributed among the holders of the Series F Preferred Stock and the other classes of stock on a parity with the Series F Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series F Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series F Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by the Company's independent, outside accountant) or a combination thereof; provided, however, that no cash shall be paid to holders
                       --------  -------
of Junior Stock unless each holder of the outstanding shares of Series F Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series F Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

                    (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation, the Series F Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                    (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 45 days prior to the payment date stated therein, to the holders of record of the Series F Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

               5.  Conversion.  The holder of Series F Preferred Stock shall
                   ----------
have the following conversion rights (the "Conversion Rights"):

                    (a) Right to Convert.  The holder of any shares of Series F
                        ----------------
Preferred Stock may, at such holder's option, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series F Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series F Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(d) herein) then in effect as of the date of the delivery by such holder of its notice of election to convert.

                    (b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series F Preferred Stock shall be conducted in the following manner:

                         (i) Holder's Delivery Requirements.  To convert Series
                             ------------------------------
F Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise delivering), for receipt on or prior to 11:59 p.m., California Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company, and (B) surrender
          ---------
to a common carrier for delivery to the Company as soon as practicable following such date, the original certificates representing the shares of Series F Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

                         (ii) Company's Response.  Upon receipt by the Company
                              ------------------
of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent") (as applicable) shall, on the next business day following the date of receipt by the Company of both (or the second business day following the date of receipt by the Company of both if received after 11:00 a.m. California Time),
(A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with American Securities Transfer & Trust, Inc. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series F Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than two (2) business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series F Preferred Stock not converted.

                         (iii)  Dispute Resolution.  In the case of a dispute
as to the determination of the Conversion Price or the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Conversion Price or the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one
(1) business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. The reasonable expenses of such investment bank or accountant in making such determination shall be paid by the Company, in the event the holder's calculation or determination was correct, or by the holder, in the event the Company's calculation or determination was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation or determination was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designations shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

                         (iv) Record Holder.  The person or persons entitled to
                              -------------
receive the shares of Common Stock issuable upon a conversion of the Series F Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                         (v) Company's Failure to Timely Convert.  If within
                             -----------------------------------
five (5) business days of the Company's receipt of the Preferred Stock Certificates to be converted and the Conversion Notice (the "Share Delivery Period") the Company shall fail to issue a certificate to a holder or credit the holder's balance account with American Securities Transfer & Trust, Inc. for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series F Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series F Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) herein (a "Conversion Failure"), in addition to all other available remedies which such holder may pursue hereunder and under the Series F Convertible Stock Purchase Agreement by and among the Company and the purchasers of Series F Preferred Stock (the "Series F Stock Purchase Agreement") (including indemnification pursuant to Article VIII thereof), the Company shall pay additional damages to such holder on each date after such fifth (5th) business day that such conversion is not timely effected in an amount equal 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) herein and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii) herein, the number of shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (B) the Closing Bid Price (as defined in Section 5(j) herein) of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii) herein and the holder may after any time after such Share Delivery Period send the Company a notice of revocation of conversion (the "Revocation Notice") revoking such holder's Conversion Notice (and requesting a return of the applicable Preferred Stock Certificates) by (A) transmitting by facsimile (or otherwise delivering), for receipt on or prior to 11:59 p.m., California Time on such date, a copy of an executed Revocation Notice and (B) sending by a common carrier for delivery to the Company as soon as practicable following such date, the originally executed Revocation Notice. If the holder has delivered a Revocation Notice to the Company, then the Company's obligation to pay additional damages to such holder (in accordance with the preceding sentence) shall terminate. If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

                    (c)  Mandatory Conversion.
                         --------------------

                         (i) Each share of Series F Preferred Stock outstanding
on the Mandatory Conversion Date (as defined below) shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series F Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price (as defined below) in effect on the Mandatory Conversion Date.

                         (ii) As used herein, a "Mandatory Conversion Date"
shall be the date which is three (3) years after the date of first issuance of any shares of Series F Preferred Stock (the "Issuance Date"), provided that the Mandatory Conversion Date shall be extended for any shares of Series F Preferred Stock (i) pursuant to Section 3(n) of the Registration Rights Agreement by and among the Company and the purchasers of Series F Preferred Stock (the "Registration Rights Agreement"), which extension shall be one day for each of the days in any Blackout Period (as defined in Section 3(n) of the Registration Rights Agreement), (ii) until the shares of Common Stock to which the holder is entitled upon a Mandatory Conversion are duly authorized and available for issuance in connection with such Mandatory Conversion, (iii) until the registration statement contemplated by the Registration Rights Agreement (the "Registration Statement") registering such shares of Common Stock has been declared effective by the Commission and is currently effective as of the Mandatory Conversion Date and (iv) until such shares of Common Stock are listed on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board"), the Nasdaq SmallCap Market, the Nasdaq National Market ("Nasdaq"), The New York Stock Exchange, Inc. or the American Stock Exchange, Inc if such shares of Common Stock are not already listed. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designations as the "Conversion Date."

                         (iii)  On the Mandatory Conversion Date, the
outstanding shares of Series F Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be
                               --------  -------
obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series F Preferred Stock unless the Preferred Stock Certificates evidencing such shares of Series F Preferred Stock are either delivered to the Company or the holder notifies the Company that such Preferred Stock Certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the Series F Preferred Stock pursuant to this Section 5, the holders of the Series F Preferred Stock shall surrender the Preferred Stock Certificates representing the Series F Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii) herein) to the holder within three (3) business days of the holder's delivery of the applicable Preferred Stock Certificates.

                    (d) Conversion Price.  The term "Conversion Price" shall
                        ----------------
mean, with respect to any conversion of Series F Preferred Stock, $1.00 (as adjusted herein).

                    (e) Adjustments of Conversion Price.
                        -------------------------------

                         (i) Adjustments for Stock Splits and Combinations.  If
                             ---------------------------------------------
the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

                         (ii) Adjustments for Certain Dividends and
                              -------------------------------------
Distributions. If the Company shall at any time or from time to time after the
-------------
Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction:

                              (A) the numerator of which shall be the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                              (B) the denominator of which shall be the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                         (iii)  Adjustment for Other Dividends and
                                ----------------------------------
Distributions. If the Company shall at any time or from time to time after the
-------------
Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series F Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series F Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this
Section 5(e)(iii) with respect to the rights of the holders or the Series F Preferred Stock.

                         (iv) Adjustments for Reclassification, Exchange or
                              ---------------------------------------------
Substitution. If the Common Stock issuable upon conversion of the Series F
------------
Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 5(e)(i), (ii) and (iii) herein, or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v) herein), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share of Series F Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series F Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                         (v) Adjustments for Reorganization, Merger,
                             ---------------------------------------
Consolidation or Sales of Assets. If at any time or from time to time after the
--------------------------------
Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii) herein, or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv) herein), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person (an ''Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share of Series F Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series F Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series F Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

                         (vi) Consideration for Stock.  In case any shares of
                              -----------------------
Common Stock or any securities convertible into or exchangeable for, directly or indirectly, Common Stock (''Convertible Securities"), other than the Series F Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

                              (A) in connection with any merger or
consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors, of such portion of the assets and business of the nonsurviving corporation as such Board of Directors may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                              (B) in the event of any consolidation or merger
of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock.

                         (vii)  Issuance of Additional Common Stock or
                                --------------------------------------
Convertible Securities. If the Company, at any time while shares of Series F
----------------------
Preferred Stock are outstanding, shall issue any shares of Common Stock or Convertible Securities (otherwise than as provided in the foregoing subsections
(i) through (v) of this Section 5(e)), at a price per share less than the Conversion Price then in effect (and less than the Closing Bid Price of the Common Stock on such date) or without consideration, then the Conversion Price upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price then in effect by a fraction:

                              (A) the numerator of which shall be equal to the
sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Common Stock or Convertible Securities so issued would purchase at a price per share equal to the average Closing Bid Price of the Common Stock over the last five trading days; and

                              (B) the denominator of which shall be equal to
the number of shares of Common Stock outstanding immediately after the issuance of such Common Stock or Convertible Securities.

The provisions of this Section 5(e)(vii) shall not apply under any of the circumstances for which an adjustment is provided elsewhere in Section 5(e)(v) herein. No adjustment of the Conversion Price shall be made under this Section 5(e)(vii) in an amount less than $.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment, if any, which together with any adjustments so carried forward shall amount to $.01 per share or more, provided that upon any adjustment of the Conversion Price as a result of any dividend or distribution payable in Common Stock or the reclassification, subdivision or combination of Common Stock into a greater or smaller number of shares, the foregoing figure of $.01 per share (or such figure as last adjusted) shall be adjusted (to the nearest one-half cent) in proportion to the adjustment in the Conversion Price. For purposes of this Section 5(e)(vii), the number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Company or any of its subsidiaries, and shall be deemed to include all shares of Common Stock then issuable upon conversion, exercise or exchange of any then outstanding Convertible Securities or any other securities of the Company which are or may be at any time convertible into or exchangeable for shares of Common Stock or Convertible Securities.

                         (viii)  Record Date.  In case the Company shall take
                                 -----------
record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

                         (ix) Certain Issues Excepted.  Anything herein to the
                              -----------------------
contrary notwithstanding, the Company shall not be required to make any adjustment of the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock upon the grant after the Issuance Date of, or the exercise after the Issuance Date of, options or rights to purchase stock under the Company's stock option plans as currently in effect.

                    (f) No Impairment.  The Company shall not, by amendment of
                        -------------
its Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series F Preferred Stock against impairment.

                    (g) Certificates as to Adjustments.  Upon occurrence of each
                        ------------------------------
adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock pursuant to this
Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series F Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series F Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such

Series F Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

                    (h) Issue Taxes.  The Company shall pay any and all issue
                        -----------
and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series F Preferred Stock pursuant thereto; provided,
                                                                   --------
however, that the Company shall not be obligated to pay any transfer taxes
-------
resulting from any transfer requested by any holder in connection with any such conversion.

                    (i) Notices.  All notices and other communications
                        -------
hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series F Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up, provided that in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series F Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place, provided that in no event shall such notice be provided to such holder prior to such information being made known to the public.

                    (j) Fractional Shares.  No fractional shares of Common
                        -----------------
Stock shall be issued upon conversion of the Series F Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five consecutive trading days immediately preceding on the Voluntary Conversion Date or Mandatory Conversion Date, as applicable. The term "Closing Bid Price" shall mean, for any security as of any trading day, the last closing bid price of such security in the OTC Bulletin Board for such security as reported by Bloomberg Financial Markets ("Bloomberg"), or on Nasdaq, if no closing bid price is reported for such security by Bloomberg or on Nasdaq, the last closing trade price of such security as reported by Bloomberg or on Nasdaq, or, if no last closing trade price is reported for such security by Bloomberg or on Nasdaq, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. or on Nasdaq. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing basis, the Closing Bid Price of such security on such date shall be the fair market value as determined in good faith by the Company.

                    (k) Reservation of Common Stock.  The Company shall, so
                        ---------------------------
long as any shares of Series F Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series F Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series F Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series F Preferred Stock based on the number of shares of Series F Preferred Stock held by each holder at the time of issuance of the Series F Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series F Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series F Preferred Stock shall be allocated to the remaining holders of Series F Preferred Stock, pro rata based on the number of shares of Series F Preferred Stock then held by such holder. The Company shall, from time to time in accordance with the Delaware General Corporation Law, as amended, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company's obligations under this Section 5(k).

                    (l) Retirement of Series F Preferred Stock.  Conversion of
                        --------------------------------------
Series F Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date. Upon conversion of only a portion of the number of shares of Series F Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series F Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii) herein.

                    (m) Regulatory Compliance.  If any shares of Common Stock
                        ---------------------
to be reserved for the purpose of conversion of Series F Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

               6.  No Preemptive Rights.  Except as provided in Section 5
                   --------------------
herein, no holder of the Series F Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

               7.  Vote to Change the Terms of or Issue Preferred Stock.  The
                   ----------------------------------------------------
affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than three-quarters of the then outstanding shares of Series F Preferred Stock shall be required (a) for any change to this Certificate of Designations which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series F Preferred Stock or (b) for the issuance of shares of Series F Preferred Stock other than pursuant to the Series F Stock Purchase Agreement.

               8.  Lost or Stolen Certificates.  Upon receipt by the Company of
                   ---------------------------
evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series F Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock certificate(s) of like tenor and date; provided, however, the Company shall not
                                       --------  -------
be obligated to re-issue Preferred Stock certificates if the holder contemporaneously requests the Company to convert such shares of Series F Preferred Stock into Common Stock.

               9.  Remedies, Characterizations, Other Obligations, Breaches and
                   ------------------------------------------------------------
Injunctive Relief.  The remedies provided in this Certificate of Designations
-----------------
shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series F Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series F Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

               10.  Specific Shall Not Limit General; Construction.  No specific
                    ----------------------------------------------
provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series F Preferred Stock and shall not be construed against any person as the drafter hereof.

               11.  Failure or Indulgence Not Waiver.  No failure or delay on
                    --------------------------------
the part of a holder of Series F Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     IN WITNESS WHEREOF, SkyLynx Communications, Inc. has caused this Certificate of Designations to be executed this January 28, 2000.

                                    SKYLYNX COMMUNICATIONS, INC.

                                    By:  /s/ JAMES E. MAURER
                                         -----------------------------
                                         Name: James E. Maurer
                                         Title: Chief Financial Officer

                                    NOTICE

                                   EXHIBIT I
                          SKYLYNX COMMUNICATIONS INC.
                               CONVERSION NOTICE

     Reference is made to the Amended and Restated Certificate of Incorporation of SkyLynx Communications, Inc. for Series F Convertible Preferred Stock (the "Amended and Restated Certificate"). In accordance with and pursuant to the Amended and Restated Certificate, the undersigned hereby elects to convert the number of shares of Series F Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares"), of SkyLynx Communications, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock") of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:                             ______________________________

Number of Preferred Shares to be converted:     _______

Stock certificate no(s). of Preferred Shares to be converted: _________

The Common Stock have been sold pursuant to the Registration Statement (as defined in the
 Registration Rights Agreement):      YES ___  NO ___

Please confirm the following information:

Conversion Price:                               ______________________________

Number of shares of Common Stock                ______________________________
to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the company in the following name and to the following address:

Issue to:                                       ______________________________
                                                ______________________________

Facsimile Number:                               ______________________________

Authorization:                                  ______________________________
                                                By: __________________________
                                                Title: _______________________

Dated:

Account number:
(if electronic book entry transfer):            ______________________________

Transaction Code Number
(if electronic book entry transfer):            ______________________________